Exhibit 99.1

Chelsea Therapeutics Confirms Plan to File Northera NDA for the Treatment of

Neurogenic Orthostatic Hypotension in Third Quarter 2011 and Intent to Pursue

Supplemental Falls Claim Following Approval

•	FDA Informs Chelsea that Data from 306 Studies Should Not be Included as Efficacy Data in NDA

•	FDA Confirms Reduction of Falls Endpoint in Study 306B Acceptable and Recommends Additional Studies to Support Potential Future Falls Claim

CHARLOTTE, NC, April 18, 2011 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) reaffirms NORTHERA™ (droxidopa) new drug application (NDA) filing strategy following correspondence with the U.S. Food and Drug Administration (FDA) regarding recent data from Northera Study 306A and protocol amendments to ongoing Northera Study 306B comparing the rate of patient reported falls associated with symptomatic neurogenic orthostatic hypotension (NOH) in patients with Parkinson’s disease (PD) taking Northera versus placebo.

Following a comprehensive pre-NDA meeting with the FDA in December 2010 and subsequent communication with the agency, Chelsea plans to file its NDA for Northera for the treatment of symptomatic NOH based on combined efficacy data from Chelsea’s two completed Phase III studies in NOH, Study 301 and Study 302, during the third quarter of 2011. In keeping with the FDA’s recommendations, Chelsea will not seek a falls claim in the initial labeling, but intends to continue its ongoing clinical evaluation of the effects of Northera in reducing the number of falls associated with NOH from Parkinson’s disease and pursue future label expansion opportunities for Northera post-approval.

“We believe the remarkable safety and tolerability of Northera coupled with the robust clinical benefit demonstrated throughout our Phase III program provide a strong basis for the approval of Northera as a novel treatment for symptomatic neurogenic orthostatic hypotension,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We continue to be appreciative of the guidance that the FDA has provided to Chelsea as we prepare to file this new NDA in the third quarter of 2011. Following the approval of Northera, we look forward to building on the clinical work currently underway in Study 306B and completing the necessary studies to allow for a post-marketing expansion of the label including a claim that Northera reduces falls in neurogenic orthostatic hypotension from Parkinson’s Disease.”

About Neurogenic Orthostatic Hypotension

NOH is a neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision and fainting episodes when a person assumes a standing position. Symptoms of chronic NOH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the quality of life of patients and their loved ones. The only FDA-approved treatment for orthostatic hypotension has a black box warning indicating that the drug has not been shown to be effective in alleviating the symptoms of the condition and is associated with a pronounced side-effect profile including significant supine hypertension.

About Northera

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing Phase II trial and completed a Phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risk of regulatory approvals, including our planned NDA for Northera; risks and costs of drug development, including the uncertainty of cost, timing and outcome of clinical trials like Study 306; our reliance on our lead drug candidates Droxidopa and CH-4051; our need to raise operating capital; our history of losses; reliance on collaborations and licenses; intellectual property risks; competition; market acceptance for our products, if any are approved for marketing; and reliance on key personnel including specifically Dr. Pedder.

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Investors & Media:

Kathryn McNeil

Chelsea Therapeutics

718-788-2856

mcneil@chelseatherapeutics.com